Exhibit 10.1

555 17th Street, Suite 3700 Denver, CO 80202 (303) 293-9100 phone

November 28, 2023

PRIVATE & CONFIDENTIAL

Ms. Kayla D. Baird

323 W. 32nd Street

Houston, Texas 77018

via email – bairdkayla123@gmail.com

Re:     Employment Terms and Conditions – Senior Vice President, Chief Accounting Officer

Dear Kayla:

Civitas Resources, Inc. (the “Company”) is pleased to offer you an employment position as Senior Vice President, Chief Accounting Officer (“CAO”), reporting to the Company’s Chief Financial Officer, effective as of January 3, 2024 (the “Start Date”). In summary, as CAO, your compensation will be:

•	An annualized base salary of $500,000, subject to annual review and periodic increases at the discretion of the Company’s Board of Directors (the “Board”) and its Compensation Committee, to be paid in accordance with the Company’s payroll practices in effect from time to time, subject to all applicable withholdings and deductions;

•	Participation in the Company’s long term incentive plan (“LTIP”), subject to the terms and conditions of the LTIP and the award agreement(s) to be entered into thereunder, at the discretion of the Board and its Compensation Committee as further discussed below. The LTIP is administered by the Board and its Compensation Committee. Your annual “target” LTIP award will be equal to $1,000,000 per year. Your first LTIP award will be granted in early 2024, consistent in timing with the rest of the Company’s executive officers (the “Grant Date”), and the total number of Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”) included in your 2024 LTIP awards will be equal to the quotient of (i) $1,000,000 divided by (ii) the volume-weighted average price of the Company’s common stock for the 30 trading days immediately preceding the Grant Date. Your 2024 LTIP awards are expected to consist of the following mix of award vehicles (each of which will be subject to award agreements consistent with the 2024 grants that will be made to other executive officers of the Company):
o	30% of total target value in RSUs, subject to three-year ratable time vesting from the Grant Date; and
o	70% of total target value in PSUs based on the Company’s absolute total shareholder return relative to pre-established goals during the measurement period 1/1/2024 to 12/31/2026;
•	A one-time grant of RSUs on the first day of your employment, using the form of award agreement consistent with the 2023 RSUs that have been granted to other executive officers of the Company, equal in number to the quotient of (i) $150,000 divided by (ii) the volume-weighted average price of the Company’s common stock for the 30 trading days immediately preceding your Start Date. The RSUs will vest ratably over a three-year period, one-third on each of the first three anniversaries of your Start Date;

CORPORATE OFFICE
555 17th Street, Suite 3700

Denver, CO 80202

Office: 303.293.9100

•	A one-time cash signing bonus (the “Signing Bonus”) in an amount equal to $250,000, subject to all applicable withholdings and deductions, payable upon the Company’s first regular payroll date following your Start Date. Notwithstanding the foregoing, you acknowledge and agree that if you voluntarily resign or the Company terminates your employment for Cause (as defined in the Severance Plan) (each, a “Termination Event”) (i) prior to the first anniversary of your Start Date, you shall repay to the Company the Signing Bonus in full and (ii) following the first but prior to the second anniversary of your Start Date, you shall repay to the Company 50% of the Signing Bonus, both within 30 days of such Termination Event;
•	Eligibility to participate in the Company’s 401(k) Plan, in accordance with such plan;
•	Eligibility to participate in the Company’s health insurance plans upon your election subject to the terms and conditions of the plans;
•	Eligibility to participate in the Company’s flexible benefit plan (Section 125 Plan); and
•	Participation in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) as a Tier 3 Executive (as such term is defined in the Severance Plan).

Your participation in all Company compensation and benefit plans will be subject to the terms and conditions of such plans. The Company may modify compensation and benefits from time to time as it deems necessary in accordance with the terms and conditions of the plans set forth above and the Company’s policies. All forms of compensation paid to you as an employee of the Company will be paid less all applicable taxes and withholdings.

The terms and conditions of employment set forth in this Employment Letter are contingent upon your signing the Company’s Employee Restrictive Covenants, Proprietary Information and Inventions Agreement (the “PIIA”) attached hereto as Exhibit A.

You will be expected to abide by the Company’s rules and regulations, as such may be modified by the Company from time to time. This offer is contingent upon there not being any contractual impediments or obligations that would restrict your acceptance of this offer.

Notwithstanding anything to the contrary, your employment with the Company is AT WILL. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company, subject only to any rights or obligations that may be required by the Severance Plan or the PIIA, each as may be amended from time to time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice, subject only to any rights and obligations that may be required by the Severance Plan or the PIIA, as each may be amended from time to time.

In consideration for the benefits to be provided to you under this Employment Letter to which you are not currently entitled, by executing this Employment Letter, you hereby (i) accept the terms of employment outlined in this Employment Letter and (ii) acknowledge and agree that this Employment Letter constitutes the entire agreement between you and the Company concerning your employment (except as otherwise may be set forth in the LTIP and any agreements entered into thereunder, the Severance Plan, the PIIA or any Indemnification Agreement entered into between you and the Company (collectively, the “Additional Agreements”)), and supersedes and terminates all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to its subject matters, except for the Additional Agreements. You agree that the Company has not made any promise or representation to you concerning this Employment Letter not expressed in this Employment Letter, and that, in signing this Employment Letter, you are not relying on any prior oral or written statement or representation by the Company, but are instead relying solely on your own judgment and the judgment of your legal and tax advisors, if any.

If you have any questions or need additional information, please feel free to contact me.

Sincerely,

/s/ M. Christopher Doyle
Name:	M. Christopher Doyle
Title:	President and Chief Executive Officer

Accepted and agreed:

/s/ Kayla D. Baird
Kayla D. Baird
Date: November 28, 2023

Exhibit A

Employee Restrictive Covenants, Proprietary Information and Inventions Agreement